EXHIBIT 12

ONCOR ELECTRIC DELIVERY COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
MILLIONS OF DOLLARS

                                                                          NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                          -----------------
                                                                          2002         2001
EARNINGS:
     Net income (loss)                                                     232          176
     Add: Total federal income taxes (benefit)                             118           94
          Fixed charges (see detail below)                                 200          223
          Preferred dividends of subsidiaries                                0            0
                                                                          ----         ----
            Total earnings                                                 550          493
                                                                          ====         ====

FIXED CHARGES:
     Interest expense                                                      197          219
     Rentals representative of the interest factor                           3            4
     Distributions on preferred trust securities of subsidiaries             0            0
                                                                          ----         ----
          Fixed charges deducted from earnings                             200          223
     Preferred dividends of subsidiaries (pretax)                            0            0
                                                                          ----         ----
            Total fixed charges                                            200          223

     Preferred dividends of registrant (pretax)                              0            0
                                                                          ----         ----
          Fixed charges and preferred dividends                            200          223
                                                                          ====         ====

     RATIO OF EARNINGS TO FIXED CHARGES                                   2.75         2.21
                                                                          ====         ====
     RATIO OF EARNINGS TO COMBINED FIXED
       CHARGES AND PREFERRED DIVIDENDS                                    2.75         2.21
                                                                          ====         ====